Press Release

Contact:                 United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822

United Community Bancorp Reports Third Quarter Results

Lawrenceburg, Indiana – April 30, 2014 – United Community Bancorp (the “Company”) (Nasdaq:  UCBA), the parent company of United Community Bank (the “Bank”), today reported net income of $583,000, or $0.12 per diluted share, for the quarter ended March 31, 2014, compared to net income of $407,000, or $0.08 per diluted share, for the quarter ended March 31, 2013. Net income for the nine months ended March 31, 2014 was $1.9 million, or $0.40 per diluted share, compared to net income of $1.6 million, or $0.32 per diluted share, for the nine months ended March 31, 2013.

United Community Bancorp
Summarized Statements of Income
(In thousands, except per share data)
	For the nine months ended
	3/31/2014	3/31/2013
	(Unaudited)	(Unaudited)
Interest income	$11,279	$12,175
Interest expense	2,008	2,639
Net interest income	9,271	9,536

Provision for (recovery of) loan losses	(292)	585
Net interest income after provision for (recovery of) loan losses	9,563	8,951

Total other income	2,950	3,383
Total noninterest expense	9,948	10,214
Income before income taxes	2,565	2,120

Income tax provision	638	523
Net income	$1,927	$1,597

Basic and diluted earnings per share(1)	$0.40	$0.32
Weighted average shares outstanding(1)	4,855,390	4,998,364

(1)
Weighted average share and related earnings per share amounts for periods prior to January 9, 2013 have been restated retroactively to reflect the previously announced second step conversion at a conversion rate of 0.6573 to 1.

Summarized Consolidated Statements of Financial Condition
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
(In thousands, as of)	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013

ASSETS
Cash and Cash Equivalents	$27,836	$21,553	$16,639	$16,787	$27,621
Investment Securities	210,181	204,677	208,828	202,547	204,783
Loans Receivable, net	246,162	247,165	247,202	254,578	258,454
Other Assets	41,636	38,817	38,782	38,719	35,109
Total Assets	$525,815	$512,212	$511,451	$512,631	$525,967

LIABILITIES
Municipal Deposits	$107,127	$103,240	$101,994	$90,141	$103,483
Other Deposits	327,022	317,226	322,837	331,102	333,498
FHLB Advances	15,000	15,000	10,000	15,000	10,083
Other Liabilities	2,882	2,530	3,241	2,845	3,932
Total Liabilities	452,031	437,996	438,072	439,088	450,996
Commitments and contingencies	-	-	-	-	-
Total Stockholders' Equity	73,784	74,216	73,379	73,543	74,971
Total Liabilities & Stockholders' Equity	$525,815	$512,212	$511,451	$512,631	$525,967

Summarized Consolidated Statements of Income
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
	(for the three months ended, in thousands, except per share data)

Interest Income	$3,752	$3,768	$3,759	$3,712	$3,847
Interest Expense	622	638	748	712	747
Net Interest Income	3,130	3,130	3,011	3,000	3,100
Provision for (Recovery of) Loan Losses	75	75	(442)	(651)	110
Net Interest Income after Provision
for (Recovery of) Loan Losses	3,055	3,055	3,453	3,651	2,990
Total Other Income	887	1,011	1,052	1,106	949
Total Noninterest Expense	3,206	3,294	3,448	3,381	3,427
Income before Tax Provision	736	772	1,057	1,376	512
Income Tax Provision	153	190	295	406	105
Net Income	$583	$582	$762	$970	$407
Basic and Diluted Earnings per Share (1)	$0.12	$0.12	$0.16	$0.20	$0.08
Weighted Average Shares Outstanding (1):
Basic and Diluted	4,814,774	4,875,257	4,875,257	4,875,257	4,892,523

(1) Weighted average share and related earnings per share amounts for periods prior to January 9, 2013 have been restated retroactively to reflect the previously announced second step conversion at a conversion rate of 0.6573 to 1.

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	For the three months ended
	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
Performance Ratios:
Return on average assets (1)	0.45%	0.45%	0.59%	0.75%	0.31%
Return on average equity (1)	3.14%	3.14%	4.17%	5.19%	2.41%
Interest rate spread (2)	2.55%	2.58%	2.48%	2.43%	2.47%
Net interest margin (3)	2.60%	2.62%	2.53%	2.48%	2.53%
Noninterest expense to average assets (1)	2.46%	2.55%	2.68%	2.60%	2.61%
Efficiency ratio (4)	79.81%	79.55%	84.86%	82.34%	84.64%
Average interest-earning assets to
average interest-bearing liabilities	108.45%	108.81%	108.65%	109.29%	109.16%
Average equity to average assets	14.25%	14.36%	14.23%	14.37%	12.83%

Bank Capital Ratios:
Tangible capital	12.00%	12.30%	12.18%	12.07%	11.56%
Core capital	12.00%	12.30%	12.18%	12.07%	11.56%
Total risk-based capital	26.85%	27.33%	26.95%	26.72%	26.17%

Asset Quality Ratios:
Nonperforming loans as a percent
of total loans	4.95%	3.48%	3.74%	4.87%	5.39%
Nonperforming assets as a percent
of total assets	2.48%	1.88%	1.98%	2.60%	2.79%
Allowance for loan losses as a percent
of total loans	2.17%	2.12%	2.15%	2.09%	2.18%
Allowance for loan losses as a percent
of nonperforming loans	43.92%	60.90%	57.57%	42.83%	40.35%
Net charge-offs (recoveries) to average
outstanding loans during the period (1)	(0.04)%	0.30%	(0.76)%	(0.56)%	0.13%

(1) Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents total noninterest expense divided by the sum of net interest income and total other income.

For the three months ended March 31, 2014:

Net income increased $176,000 to $583,000 for the quarter ended March 31, 2014, compared to net income of $407,000 for the quarter ended March 31, 2013.

Net interest income remained flat at $3.1 million for the quarter ended March 31, 2014 compared to the same period in the prior year.   A decrease of $95,000 in interest income was offset by a decrease of $125,000 in interest expense.  The decrease in interest income was the result of a $14.8 million decrease in the average balance of loans and a decrease in the average rate earned on loans from 4.75% for the quarter ended March 31, 2013 to 4.59% for the quarter ended March 31, 2014, partially offset by a $15.4 million increase in the average balance of investments and an increase in the average rate earned on investments from 1.49% for the quarter ended March 31, 2013 to 1.73% for the quarter ended March 31, 2014.  The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 0.64% for the quarter ended March 31, 2013 to 0.52% for the quarter ended March 31, 2014.  Changes in interest rates are reflective of decreases in overall market rates.

The provision for loan losses was $75,000 for the quarter ended March 31, 2014, compared to $110,000 for the same quarter in the prior year. The decrease in the provision for loan losses is reflective of continued improvement in our asset quality. Asset quality continues to improve primarily due to the Bank’s continuing efforts to resolve asset quality issues. Nonperforming assets as a percentage of total assets decreased from 2.79% at March 31, 2013 to 2.48% at March 31, 2014.

Other income decreased $62,000, or 6.5%, to $887,000 for the quarter ended March 31, 2014 compared to $949,000 for the prior year quarter. The decrease is primarily due to a $290,000 decrease in gain on sale of investments and a $121,000 decrease in gain on sale of loans, partially offset by a $114,000 increase in other income.  The decrease in gain on sale of investments is due to the sale of mortgage-backed securities and other available for sale securities in the quarter ended March 31, 2013 with no such sales in the current year quarter. The decrease in gain on sale of loans is the result of a decrease in refinancing activity during the quarter ended March 31, 2014 as compared to the prior year quarter primarily due to the Bank’s decision to hold fifteen year fixed-rate loans in its loan portfolio during the current year period. The increase in other income is primarily due to an increase in the value of mortgage servicing rights during the quarter ended March 31, 2014. The increase in income from mortgage servicing rights is primarily due to the year over year decrease in the prepayment of mortgages.

Noninterest expense decreased $221,000 to $3.2 million for the quarter ended March 31, 2014 compared to $3.4 million for the prior year quarter. Decreases included $84,000 in data processing expense and $60,000 in compensation and employee benefits.  The decreases in data processing expense and compensation and employee benefits were primarily due to additional expenses in the prior year related to a data processing conversion that was completed in February 2013.

For the nine months ended March 31, 2014:

Net income increased $330,000 to $1.9 million for the nine months ended March 31, 2014, compared to net income of $1.6 million for the nine months ended March 31, 2013.

Net interest income decreased $265,000, or 2.8%, to $9.3 million for the nine months ended March 31, 2014 as compared to $9.5 million for the nine months ended March 31, 2013.   A decrease of $896,000 in interest income was partially offset by a $631,000 decrease in interest expense.  The decrease in interest income was the result of a $21.0 million decrease in the average balance of loans, a decrease in the average rate earned on loans from 4.89% for the nine months ended March 31, 2013 to 4.78% for the nine months ended March 31, 2014, and a decrease in the average rate earned on investments from 1.74% for the nine months ended March 31, 2013 to 1.51% for the nine months ended March 31, 2014, partially offset by a $33.6 million increase in the average balance of investments.  The decrease in interest expense was primarily the result of a decrease in the average interest rate paid on deposits from 0.77% for the nine months ended March 31, 2013 to 0.58% for the nine months ended March 31, 2014.  Changes in interest rates are reflective of decreases in overall market rates.

The recovery of loan losses was $292,000 for the nine months ended March 31, 2014, compared to a provision for loan losses of $585,000 for the same period in the prior year. The decrease in the provision for loan losses was primarily due to a $379,000 recovery of a commercial loan and a $124,000 recovery from two one- to four-family loans during the nine months ended March 31, 2014.  The decrease in the provision for loan losses is also reflective of continued improvement in our asset quality. Nonperforming assets as a percentage of total assets decreased from 2.79% at March 31, 2013 to 2.48% at March 31, 2014.

Other income decreased $433,000, or 12.8%, to $3.0 million for the nine months ended March 31, 2014 compared to $3.4 million for the prior year period. The decrease is primarily due to a $553,000 decrease in gain on sale of investments and a $527,000 decrease in gain on sale of loans, partially offset by a $276,000 increase in other income and a $136,000 increase in gain on sale of fixed assets.  The decrease in gain on sale of investments is due to the sale of mortgage-backed securities and other available for sale securities in the nine months ended March 31, 2013 with no such sales in the current year period. The decrease in gain on sale of loans is the result of a higher level of refinancing activity during the nine months ended March 31, 2013 as compared to the current year period due to higher loan rates in the current year period and due to the Bank’s decision to hold fifteen year fixed-rate loans in its loan portfolio during the current year period. The increase in gain on sale of fixed assets was the result of the sale of our Osgood branch facility during the nine months ended March 31, 2014.  The increase in other income is primarily due to an increase in the value of mortgage servicing rights during the nine months ended March 31, 2014. The increase in income from mortgage servicing rights is primarily due to the decrease during the nine month period in the prepayment of mortgages as compared to the prepayment of mortgages during the prior nine month period.

Noninterest expense decreased $266,000 to $9.9 million for the nine months ended March 31, 2014 compared to $10.2 million for the prior year period. Decreases of $134,000 in premises and occupancy expense, $119,000 in deposit insurance premium and $104,000 in provision for loss on real estate owned were partially offset by increases of $113,000 in professional fees and $108,000 in other operating expenses.  The decrease in premises and occupancy expense was primarily the result of non-recurring expenses for data processing upgrades in the prior year period.  The decrease in provision for loss on real estate owned is due to write-downs on two commercial OREO properties in the prior year period with no such write-downs during the nine months ended March 31, 2014.  The increase in professional fees is primarily the result of acquiring outside resources for internal audit and planning in the current year. The increase in other operating expenses is primarily the result of a short-term loan-related promotion during the current year period.

Total assets were $525.8 million at March 31, 2014, compared to $512.6 million at June 30, 2013.  An $11.0 million increase in cash and cash equivalents and a $7.6 million increase in investment securities were partially offset by an $8.4 million decrease in loans.  The increase in cash and cash equivalents and investment securities was the result of the payoff of loans with a portion of the proceeds being redeployed into purchases of mortgage-backed securities and available for sale securities. The decrease in loans was primarily the result of net payoffs totaling $5.8 million in one- to four-family real estate loans and $2.3 million in commercial real estate loans during the nine months ended March 31, 2014.

Total liabilities were $452.0 million at March 31, 2014, compared to $439.1 million at June 30, 2013. The increase in liabilities was the result of a $12.9 million increase in deposits.  The increase in deposits is primarily due to an increase in municipal deposits resulting from normal fluctuations in municipal deposits.

Total stockholders’ equity was $73.8 million at March 31, 2014, compared to $73.5 million at June 30, 2013.  Net income of $1.9 million for the nine months ended March 31, 2014 and amortization of ESOP shares totaling $308,000 for the same period were offset by stock repurchases totaling $1.2 million and dividends paid of $812,000.  At March 31, 2014, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the parent company of United Community Bank, headquartered in Lawrenceburg, Indiana.  The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2013 filed with the SEC on September 27, 2013 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.